Exhibit 4.10

AMENDED AND RESTATED TRANSFER AGREEMENT

between

SYNCHRONY CARD FUNDING, LLC,

Transferor,

and

SYNCHRONY CARD ISSUANCE TRUST,

Buyer

Dated as of May 1, 2018

i	A&R Transfer Agreement

SCHEDULES

SCHEDULE 1	List of Accounts

SCHEDULE 6.1(a)	Transferor’s UCC Information

SCHEDULE 6.5	Requirements of FDIC Rule

EXHIBITS

EXHIBIT A	Form of Assignment of Transferred Receivables in Additional Accounts

EXHIBIT B	Form of Reassignment of Transferred Receivables in Removed Accounts

ii

AMENDED AND RESTATED TRANSFER AGREEMENT, dated as of May 1, 2018 (this “Agreement”), between SYNCHRONY CARD FUNDING, LLC, a Delaware limited liability company, as Transferor (“Transferor”) and SYNCHRONY CARD ISSUANCE TRUST, a Delaware statutory trust, as Buyer (“Buyer”).

WHEREAS, Transferor and Buyer are parties to that certain Transfer Agreement, dated as of November 30, 2017 (as amended prior to the date hereof, the “Original Transfer Agreement”); and

WHEREAS, the Transferor and Buyer desire to amend and restate the Original Transfer Agreement in its entirety in the form of this Agreement.

Now, therefore, in consideration of the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Definitions.

(a)       All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)       Initially capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in (or by reference in) the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Indenture”), between Synchrony Card Issuance Trust and The Bank of New York Mellon, as Indenture Trustee. This Agreement shall be interpreted in accordance with the conventions set forth in Section 1.01(a) through (g) of the Indenture. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms and phrases and any definitions incorporated herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and the neuter genders of such terms:

“Addition Cut-Off Date” means, as to any Additional Account, the date specified in the related Assignment.

“Addition Date” means, as to any Additional Account, the date as of which Receivables outstanding in such Additional Account are first sold or contributed to Buyer, as specified in the related Assignment.

“Addition Representation Date” means, as to any Additional Account, the date specified in the related Assignment; provided, that such Addition Representation Date shall not be more than 7 Business Days prior to the Addition Cut-Off Date specified in the related Assignment; provided, further, that the Addition Representation Date with respect to any Assignment executed prior to the Amendment and Restatement Effective Date shall mean the Addition Cut-Off Date specified in the related Assignment.

“Additional Accounts” is defined in Section 2.6(a).

“Agreement” is defined in the preamble.

A&R Transfer Agreement

“Agreement Termination Date” is defined in Section 7.4.

“Amendment and Restatement Effective Date” means May 1, 2018.

“Assignment” is defined in Section 2.6(c).

“Buyer” is defined in the preamble.

“Conveyance Date” means a date on which Buyer acquires Transferred Receivables from Transferor pursuant to Section 2.1 or any Assignment.

“Credit Card Program Agreement” is defined in the Receivables Sale Agreement.

“Debtor Relief Laws” means Title 11 of the United States Code, the Federal Deposit Insurance Act and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally.

“Discount Option Receivables” is defined in Section 2.8.

“Discount Option Receivables Collections” shall mean as of any Date of Processing, occurring after the effective date of the designation of a Discount Percentage, the sum, for all Program Partners, of the product of (a) the Discount Percentage with respect to such Program Partner and (b) Collections of Principal Receivables with respect to such Program Partner (determined without giving effect to the proviso in the definition of Principal Receivables) on such Date of Processing.

“Discount Percentage” is defined in Section 2.8.

“Eligible Account” means a credit account that satisfies the definition of “Eligible Account” in the Receivables Sale Agreement as of the applicable date specified therein.

“Eligible Receivable” means a Receivable that satisfies the definition of “Eligible Receivable” in the Receivables Sale Agreement; it being understood that references to “Buyer” and “Seller” in such definition shall be deemed to refer to Buyer and Transferor as defined in this Agreement.

“Flagged Account” is defined in Section 2.1(c).

“Inactive Account” is defined in Section 2.7(d).

“Ineligible Receivable” is defined in Section 6.1(c).

“Initial Cut-Off Date” means, with respect to each Initial Account, the date specified in the related Account Schedule as the cut-off date for such Initial Account.

“Involuntary Removal” is defined in Section 2.7(b).

2	A&R Transfer Agreement

“Maximum Addition Amount” means, with respect to any Addition Cut-Off Date:

(a)  an aggregate principal balance as of such Addition Cut-Off Date of Additional Accounts not in excess of lesser of:

(i)       the result of (A) 15% of the Aggregate Principal Receivables determined as of the first day of the third preceding Monthly Period minus (B) the Aggregate Principal Receivables in all of the Accounts that have been designated as Additional Accounts since the first day of the third preceding Monthly Period (measured for each such Additional Account as of the applicable Addition Cut-Off Date); and

(ii)       the result of (A) 20% of the Aggregate Principal Receivables determined as of the first day of the calendar year in which such Addition Date occurs minus (B) the Aggregate Principal Receivables in all of the Accounts that have been designated as Additional Accounts since the first day of such calendar year (measured, for each such Additional Account, as of the applicable Addition Cut-Off Date); and

(b)  a total number of Additional Accounts not in excess of the lesser of:

(i)       the result of (A) 15% of the total number of Accounts determined as of the first day of the third preceding Monthly Period minus (B) the total number of Accounts that have been designated as Additional Accounts since the first day of the third preceding Monthly Period; and

(ii)       the result of (A) 20% of the total number of Accounts determined as of the first day of the calendar year in which such Addition Date occurs minus (B) the total number of Accounts that have been designated as Additional Accounts since the first day of such calendar year.

“Originator” means Synchrony Bank or any other originator so designated pursuant to Section 2.10.

“Purchase Price” is defined in Section 2.4(a).

“Reassignment” is defined in Section 2.7(a).

“Removed Accounts” is defined in Section 2.7(a).

“Removal Cut-Off Date” means the date as of which any credit card accounts are designated to be removed as Accounts, as specified in the related Reassignment.

“Removal Date” is defined in Section 2.7(a).

“Requesting Party” means (i) any Person requesting that Transferor repurchase a Receivable as a result of a breach of a representation or warranty of Transferor set forth in this Agreement or (ii) any Verified Note Owner.

3	A&R Transfer Agreement

“Required Designation Date” means, with respect to any Monthly Period, the 10th Business Day following the end of such Monthly Period; provided that, with respect to any requirement to designate additional Eligible Receivables to cure an Asset Deficiency described in clause (c) of the definition of Asset Deficiency, the Required Designation Date shall be the last day of the next following Monthly Period.

“Transferor” means Synchrony Card Funding, LLC or any additional transferor designated as a “Transferor” pursuant to Section 2.9.

“Transferred Assets” is defined in Section 2.1.

“Transferred Receivable” means any Receivable purchased by Buyer from Transferor pursuant to this Agreement or any Assignment, including Principal Receivables and Finance Charge Receivables that exist at the time of purchase of any Principal Receivables in the same Account or that arise in an Account after the date of purchase of Principal Receivables in the Account. However, Receivables that are repurchased by Transferor pursuant to this Agreement or purchased by Servicer pursuant to the Servicing Agreement shall cease to be considered “Transferred Receivables” from the date of such purchase.

4	A&R Transfer Agreement

ARTICLE II

SALES AND CONTRIBUTIONS

Section 2.1       Sales and Contributions. (a) By execution of this Agreement, Transferor does hereby transfer, assign, set over and otherwise convey to Buyer, without recourse except as provided herein, all its right, title and interest in, to and under: (i)(A) the Receivables acquired by Transferor pursuant to the Receivables Sale Agreement from time to time until the Agreement Termination Date, together with the Related Security and Collections with respect thereto and related Recoveries, in each case together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto, (B) without limiting the generality of the foregoing or the following, all of Transferor’s rights pursuant to the Receivables Sale Agreement to receive payments from any Program Partner on account of in-store payments and any other amounts received by such Program Partner in payment of Receivables and (C) all of Transferor’s other rights under the Receivables Sale Agreement, including the right to receive the Interchange Amounts (as defined in the Receivables Sale Agreement) from the Seller and (ii) all proceeds of all of the foregoing (collectively, the “Transferred Assets”). The foregoing does not constitute and is not intended to result in the creation or assumption by Buyer of any obligation of Originator, Transferor or any other Person in connection with the Accounts or the Transferred Receivables or under any agreement or instrument relating thereto, including any obligation to Obligors, merchant banks, Program Partners, clearance systems or insurers. The foregoing conveyances shall be effective (x) on the Initial Transfer Date, with respect to all Transferred Assets arising in the Initial Accounts and existing on the Initial Cut-Off Date or arising in the Initial Accounts on or prior to the Initial Transfer Date, (y) on the applicable Addition Date, with respect to Transferred Assets arising in Additional Accounts and existing on the applicable Addition Cut-Off Date or arising in the Additional Accounts on or prior to the applicable Addition Date or (z) with respect to any other Transferred Assets, instantaneously upon the creation of each Transferred Asset.

(b)       On or prior to the Initial Transfer Date, Transferor agrees to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Transferred Receivables conveyed by Transferor existing on the Initial Transfer Date and thereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the transfer and assignment of its interest in such Transferred Receivables to Buyer, and to deliver a file stamped copy of each such financing statement or other evidence of such filing (which may, for purposes of this Section 2.1 consist of telephone confirmation of such filing promptly followed by delivery to Buyer of a file-stamped copy) as soon as practicable after the Initial Transfer Date, and (if any additional filing is so necessary) as soon as practicable after the applicable Addition Date, in the case of Transferred Receivables arising in Additional Accounts. Buyer shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such transfer and assignment.

5	A&R Transfer Agreement

(c)       Transferor agrees, at its own expense, (i) on or prior to (x) the Initial Transfer Date, in the case of the Initial Accounts, (y) the applicable Addition Date, in the case of Additional Accounts, and (z) the applicable Removal Date, in the case of Removed Accounts, to indicate, or cause to be indicated, in the appropriate electronic records that Receivables created (or reassigned, in the case of Removed Accounts) in connection with the Accounts have been conveyed to Buyer pursuant to this Agreement (or conveyed to Transferor or its designee in accordance with Section 2.7, in the case of Removed Accounts) by including, or causing to be included, in such electronic records a code so identifying each such Account (or, in the case of Removed Accounts, deleting, or causing to be deleted, such code thereafter) and (ii) on or prior to the date referred to in clauses (i)(x), (y) or (z), as applicable, to deliver to Buyer an Account Schedule. The initial such Account Schedule, as supplemented from time to time to reflect Additional Accounts and Removed Accounts, shall be marked as Schedule 1 to this Agreement and is hereby incorporated into and made a part of this Agreement. Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, Transferor further agrees not to permit such code to be altered during the remaining term of this Agreement unless and until (x) such Account becomes a Removed Account, or (y) Transferor shall have delivered to Buyer prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of Buyer in the Transferred Receivables to continue to be perfected with the priority required by this Agreement. At any time that the code referenced in clause (i) is included with respect to any account, such account shall be a “Flagged Account.”

Section 2.2       Acceptance by Buyer.

(a)       Buyer hereby acknowledges its acceptance of all right, title and interest to the property, now existing and hereafter created, conveyed to Buyer pursuant to Section 2.1. Trustee shall maintain a copy of Schedule 1, as delivered to it from time to time.

(b)       Buyer hereby agrees not to disclose to any Person any account numbers or other information contained in the Account Schedule except (i) to Servicer, any Sub-Servicer or as required by a Requirement of Law applicable to Buyer, (ii) in connection with the performance of Buyer’s duties hereunder, (iii) to Indenture Trustee in connection with Indenture Trustee’s duties or (iv) to bona fide creditors or potential creditors of Servicer or Transferor for the limited purpose of enabling any such creditor to identify Transferred Receivables or Accounts subject to this Agreement. Buyer agrees to take such measures as shall be reasonably requested by Transferor to protect and maintain the security and confidentiality of such information and, in connection therewith, shall allow Transferor or its duly authorized representatives to inspect Buyer’s security and confidentiality arrangements from time to time during normal business hours upon prior written notice. Buyer shall promptly notify Transferor of any request received by Buyer to disclose information of the type described in this Section 2.2(b), which notice shall in any event be provided no later than five (5) Business Days prior to disclosure of any such information unless Buyer is compelled pursuant to a Requirement of Law to disclose such information prior to the date that is five (5) Business Days after the giving of such notice.

6	A&R Transfer Agreement

Section 2.3      Grant of Security Interest. The parties hereto intend that each transfer of the Transferred Assets shall constitute a sale or contribution by Transferor to Buyer and not a loan by Buyer to Transferor secured by the Transferred Assets. Notwithstanding anything to the contrary set forth in this Section 2.3, if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale or contribution, then the parties hereto intend that this Agreement shall, and hereby does, constitute a security agreement under applicable law and that Transferor shall be deemed to have granted, and Transferor hereby grants, to Buyer a first priority lien and security interest in and to all of Transferor’s right, title and interest in, to and under the Transferred Assets, subject only to Permitted Encumbrances.

Section 2.4      Purchase Price; Issuance of Notes. (a) The purchase price for the Transferred Receivables and the other Transferred Assets related thereto shall equal the Outstanding Balance of the Principal Receivables included therein, adjusted consistent with any applicable Discount Percentage (such amount for any Transferred Assets, the “Purchase Price”).

(b)       The Purchase Price for any Transferred Assets sold by Transferor under this Agreement shall be payable in full in cash on each Conveyance Date or less frequently if so agreed between Buyer and Transferor; provided, however, that Buyer may, with respect to any sale or contribution, offset against such Purchase Price any amounts owed by Transferor to Buyer hereunder and which remain unpaid. On each such Conveyance Date or other date set by the parties for payment, Buyer shall, upon satisfaction of the applicable conditions set forth in Article III, make available to Transferor the Purchase Price for the applicable Transferred Assets in same day funds. If Buyer does not have sufficient cash on any Conveyance Date or other date set by the parties for payment to pay the full Purchase Price, the remaining balance shall be deemed to be contributed to Buyer in exchange for a corresponding increase in the Free Equity Amount; provided that Transferor may require Buyer to issue Notes in exchange for a decrease in the Free Equity Amount as provided in clause (c).

(c)       Upon Transferor’s request, Buyer shall from time to time issue a Series of Notes to Transferor or its designee with such terms as specified in the related Indenture Supplement, so long as (i) such issuance is permitted under the terms of the Indenture and (ii) without limiting the generality of the foregoing, after giving effect to each such issuance, no Asset Deficiency would exist.

Section 2.5      Adjustments. If on any day the outstanding amount of any Principal Receivable is reduced because of a rebate, refund, unauthorized charge or billing error to an accountholder, or because such Principal Receivable was created in respect of merchandise which was refused or returned by an accountholder, or if the outstanding amount of any Principal Receivable is otherwise reduced other than on account of Collections thereof or such amount being charged-off as uncollectible, then, Transferor shall compensate Buyer for such reductions as provided below. The compensation payable by Transferor for any such reduction shall equal the amount of the reduction in the Outstanding Balance of the Principal Receivable. Transferor shall pay such compensation to Buyer not later than the second Business Day after adjustment; and provided, further, that no such payment need be made if the Free Equity Amount exceeds zero.

7	A&R Transfer Agreement

Section 2.6      Addition of Accounts.

(a)       Additional Accounts. If, at the end of any Monthly Period an Asset Deficiency exists, unless the Asset Deficiency no longer exists (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date) as of the close of business on any day that is after the last day of such Monthly Period but on or prior to the Required Designation Date, Transferor shall, prior to the close of business on the Required Designation Date, require Originator to designate additional Eligible Accounts to be included as “Accounts” under (and as defined in) the Receivables Sale Agreement, and Transferor shall in turn designate such accounts (“Additional Accounts”) as Accounts for purposes of this Agreement in a sufficient amount such that no Asset Deficiency exists (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date) as of the close of business on the Addition Date. To the extent Transferor designates Additional Accounts with Principal Receivables substantially in excess of the amount of Principal Receivables required under this subsection 2.6(a), such excess shall be deemed to be optional Additional Accounts under subsection 2.6(b) below and will be permitted to be designated solely to the extent permitted by subsection 2.6(b).

(b)       Voluntary Additions of Accounts. In addition to its obligation under subsection 2.6(a), Transferor may also designate additional Eligible Accounts as Additional Accounts if Originator wishes to designate additional Accounts under the Receivables Sale Agreement at a time when Additional Accounts are not required pursuant to subsection 2.6(a).

(c)       Conditions for Additions of Additional Accounts. Any sale or contribution of Receivables from Additional Accounts under subsection 2.6(a) or (b) shall occur only upon satisfaction of the following conditions (to the extent provided below):

(i)       on or before the Addition Date, Transferor shall have delivered to Buyer, a written assignment in substantially the form of Exhibit A (the “Assignment”) (which may be executed by the Administrator on behalf of Buyer), and Transferor shall indicate in its electronic records that the Receivables created in connection with the Additional Accounts have been transferred to Buyer;

(ii)       in the case of any designation pursuant to subsection 2.6(b), if the designation will not cause the number or principal amount of Additional Accounts, as determined on the Addition Cut-Off Date, to exceed the Maximum Addition Amount, five Business Days’ prior written notice shall have been given to the Rating Agencies; and

(iii)       in the case of any designation pursuant to subsection 2.6(b), if the designation will cause the number or principal amount of Additional Accounts, as determined on the Addition Cut-Off Date, to exceed the Maximum Addition Amount, the Rating Agency Condition shall have been satisfied with respect to the designation.

8	A&R Transfer Agreement

Section 2.7      Removal of Accounts.

(a)         From time to time, Transferor shall have the right to require the reassignment to it or its designee of all Buyer’s right, title and interest in, to and under the Transferred Receivables then existing and thereafter created in one or more Accounts (the “Removed Accounts”), together with the Related Security and Collections with respect thereto, in each case together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto. Any such reassignment (other than a reassignment pursuant to Section 2.7(c) or (d)) shall be subject to the satisfaction of the following conditions:

(i)       on or before the day immediately preceding the Removal Date, Transferor shall have given Buyer and the Rating Agencies written notice of such removal and specifying the date for removal of the Removed Accounts (the “Removal Date”);

(ii)       on or prior to the Removal Date, Transferor shall have delivered to Buyer an Account Schedule listing the Removed Accounts;

(iii)       with respect to any Involuntary Removal pursuant to Section 2.7(b), Transferor shall use reasonable efforts to satisfy the Rating Agency Condition; and as to any other removal, the Rating Agency Condition shall have been satisfied;

(iv)       Transferor shall have delivered to Buyer an Officer’s Certificate, dated as of the Removal Date, to the effect that Transferor reasonably believes that (A) in the case of any removal other than an Involuntary Removal, such removal will not, based on the facts known to such officer at the time of such certification, then or thereafter cause an Early Amortization Event to occur with respect to any Series of Notes, and (B) in the case of a removal other than an Involuntary Removal, no selection procedure believed by Transferor to be materially adverse to the interest of Buyer or any of its creditors has been used in removing Removed Accounts;

(v)       in the case of any removal other than an Involuntary Removal, no Asset Deficiency shall exist after giving effect to such removal, as measured on the Removal Cut-Off Date; and

(vi)       in the case of an Involuntary Removal, the Transferor shall have paid the purchase price for the Receivables in the Removed Accounts as required by Section 2.7(b).

Upon satisfaction of the above conditions, Buyer shall execute and deliver to Transferor or its designee a written reassignment in substantially the form of Exhibit B (the “Reassignment”) (which may be executed by the Administrator on behalf of Buyer) and shall, without further action, be deemed to transfer, assign, set over and otherwise convey to Transferor or its designee, effective as of the Removal Date, without recourse, representation or warranty, all the right, title and interest of Buyer in and to the Transferred Receivables arising in the Removed Accounts, the Related Security and Collections with respect thereto, together with all monies due or to become due and all amounts received or receivables with respect thereto and Insurance Proceeds relating thereto and all proceeds of the foregoing. In addition, Buyer shall execute such other documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Transferor to effect the conveyance of Transferred Receivables pursuant to this Section. Except as required pursuant to Section 2.7(b), the consideration for the reassignment of the Receivables in Removed Accounts shall be a reduction in the Transferor Amount and the Transferor shall not otherwise be required to pay a cash purchase price for the reassigned Receivables in Removed Accounts.

9	A&R Transfer Agreement

(b)       Transferor shall from time to time designate as Removed Accounts any Accounts designated for purchase by a Program Partner pursuant to the terms of the related Credit Card Program Agreement (each, an “Involuntary Removal”). All Transferred Receivables in Removed Accounts designated pursuant to this Section 2.7(b) shall be repurchased on the date of the Involuntary Removal for a cash purchase price equal to the Outstanding Balance of the Principal Receivables in the Removed Accounts, plus the accrued Finance Charge Receivables in such Removed Accounts, in each case as of the same date that the balance of principal receivables in the Removed Accounts is determined for purposes of calculating the purchase price to be paid by or on behalf of the related Program Partner for such Removed Accounts in accordance with the related Credit Card Program Agreement and such purchase price shall be treated as Collections of the related Principal Receivables and Finance Charge Receivables; provided that no such payment need be made if no Asset Deficiency would exist after giving effect to such removal, and in such case, the consideration for the Removed Accounts shall be a reduction in the Free Equity Amount.

(c)       On the day a Receivable becomes a Charged-Off Receivable, Buyer shall automatically and without further action or consideration be deemed to sell, transfer, and otherwise convey to Transferor, without recourse, representation or warranty (except for the warranty that since the date of the transfer of such Charged-Off Receivable by Transferor to Buyer under this Agreement, Buyer has not sold, transferred or encumbered any such Receivable or interest therein), all the right, title and interest of Buyer in and to such Receivable, all monies due or to become due with respect thereto and all proceeds thereof. The purchase price for Charged-Off Receivables purchased pursuant to this Section 2.7(c) shall equal the Recovery Amount for such Charged-Off Receivables. Such purchase price shall be payable in full in cash by Transferor by deposit of the Recovery Amount into the Collection Account on the related Transfer Date.

(d)       Transferor may from time to time, at its option, by notice to Buyer, designate as a Removed Account any Account (each, an “Inactive Account”) that has had a zero balance and on which no charges have been made, in each case for at least the preceding 12 months.

10	A&R Transfer Agreement

Section 2.8      Discount Option. For each Program Partner, Transferor shall have the option (subject to the limitations described below) to designate at any time a fixed percentage (the “Discount Percentage”) of the amount of all Principal Receivables existing in all the Accounts related to such Program Partner (“Discount Option Receivables”). Transferor may from time to time increase, reduce or eliminate (subject to the limitations described below) the Discount Percentage related to such Program Partner. All Discount Option Receivables Collections for any Date of Processing shall be treated as Finance Charge Collections. Transferor shall provide written notice to Servicer, Buyer and each Rating Agency of any initial designation, increase, reduction or elimination, and such initial designation, increase, reduction or elimination shall become effective as of the first day of the Monthly Period preceding the Monthly Period in which Transferor delivers notice of such initial designation, increase, reduction or elimination if (i) Transferor has delivered to Buyer an Officer’s Certificate to the effect that, based on the facts known to such officer at the time, Transferor reasonably believes that such initial designation, increase, reduction or elimination will not at the time of its occurrence cause an Adverse Effect, (ii) Buyer consents to such designation, increase, reduction or elimination and (iii) Transferor has provided written notice to Servicer, Buyer and each Rating Agency of such initial designation, increase, reduction or elimination no later than ten (10) Business Days prior to the Payment Date related to such Monthly Period; provided, that if Transferor provides notice to Servicer, Buyer and each Rating Agency less than ten (10) Business Days prior to the Payment Date related to the prior Monthly Period, the Discount Percentage shall become effective as of the first day of the Monthly Period in which such notice is provided. If as a result of such designation, increase, reduction or elimination, the amount of Collections for any prior Dates of Processing during the Monthly Period would be greater than the amount of Collections as previously calculated, Buyer shall make a deposit in the amount of such difference to the Collection Account within two Business Days following the delivery of notice of such designation, increase, reduction or elimination.

Section 2.9      Additional Sellers. Transferor may permit Originator to designate additional or substitute Persons to be included as “Seller” under (and as defined in) the Receivables Sale Agreement if Buyer consents to such designation.

Section 2.10    Additional Originators. Transferor may permit Synchrony Bank to designate additional or substitute Persons to be included as “Originators” under (and as defined in) the Receivables Sale Agreement and this Agreement if Buyer consents to such designation.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1     Conditions to all Transfers. Each sale or contribution hereunder (including the initial sale or contribution hereunder) shall be subject to satisfaction of each of the following conditions precedent (any one or more of which, may be waived by Buyer) as of the Conveyance Date therefor:

(a)       This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Transferor and Buyer, and, with respect to the initial sale or contribution, Buyer shall have received such documents, instruments, agreements and legal opinions as Buyer shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer.

11	A&R Transfer Agreement

(b)       The representations and warranties of Transferor contained herein or in any other Related Document required to be made on such Conveyance Date shall be true and correct in all material respects as of such Conveyance Date, both before and after giving effect to such sale or contribution; and

(c)       Transferor shall be in compliance in all material respects with each of its covenants and other agreements set forth herein.

The consummation by Transferor of the sale or contribution, as applicable, of Transferred Assets on any Conveyance Date shall be deemed to constitute, as of any such Conveyance Date, a representation and warranty by Transferor that the conditions in clauses (b) and (c) of this Section 3.1 have been satisfied.

ARTICLE IV

OTHER MATTERS RELATING TO TRANSFEROR

Section 4.1       Merger or Consolidation of, or Assumption of the Obligations of, Transferor, etc.

(a)       Transferor shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person unless:

(i)       the Person formed by such consolidation or into which Transferor is merged or the Person which acquires by conveyance or transfer the properties and assets of Transferor substantially as an entirety shall be, if Transferor is not the surviving entity, an entity organized and existing under the laws of the United States or any state or the District of Columbia, and, if Transferor is not the surviving entity, such entity shall expressly assume, by an agreement supplemental hereto, executed and delivered to Buyer, in form reasonably satisfactory to Buyer, the performance of every covenant and obligation of Transferor hereunder;

(ii)      Transferor has delivered to Buyer (A) an Officer’s Certificate stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 4.1 and that all conditions precedent herein provided for relating to such transaction have been complied with, and (B) an Opinion of Counsel to the effect that such supplemental agreement is a valid and binding obligation of such surviving entity enforceable against such surviving entity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

12	A&R Transfer Agreement

(iii)     the business entity into which Transferor shall merge or consolidate, or to which such conveyance or transfer is made, shall be (x) a business entity that may not become a debtor in any case, action or other proceeding under Title 11 of the United States Code or (y) a special-purpose corporation, the powers and activities of which shall be limited in a manner consistent with the limitations set forth in the limited liability company agreement of Transferor; and

(iv)     if Transferor is not the surviving entity, the surviving entity shall file new UCC1 financing statements with respect to the interest of Buyer in the Transferred Assets, if any; and

(v)     five Business Days’ prior written notice shall have been delivered to the Rating Agencies with respect to such merger conveyance or transfer.

(b)       This Section 4.1 shall not be construed to prohibit or in any way limit Transferor’s ability to effectuate any consolidation or merger pursuant to which Transferor would be the surviving entity.

(c)       The obligations of Transferor hereunder shall not be assignable nor shall any Person succeed to the obligations of Transferor hereunder except in each case in accordance with (i) the provisions of the foregoing paragraphs, (ii) Section 2.9 of this Agreement or (iii) conveyances, mergers, consolidations, assumptions, sales or transfers to other entities (1) for which Transferor delivers an Officer’s Certificate to Buyer indicating that Transferor reasonably believes that such action will not result in a Material Adverse Effect, (2) which meet the requirements of clause (ii) of paragraph (a) and (3) for which such purchaser, transferee, pledgee or entity shall expressly assume, in an agreement supplemental hereto, executed and delivered to Buyer in writing in form satisfactory to Buyer, the performance of every covenant and obligation of Transferor thereby conveyed.

ARTICLE V

INSOLVENCY EVENTS

Section 5.1      Rights upon the Occurrence of a Insolvency Event. If an Insolvency Event occurs with respect to Transferor, Transferor shall on the day any such event occurs, immediately cease to transfer Principal Receivables to Buyer and shall promptly give notice of such event to Indenture Trustee and Buyer. Notwithstanding any cessation of the transfer to Buyer of additional Principal Receivables, Principal Receivables transferred to Buyer prior to the occurrence of such Insolvency Event and Collections in respect of such Principal Receivables, and Finance Charge Receivables whenever created accrued in respect of such Principal Receivables, shall continue to be property of Buyer.

13	A&R Transfer Agreement

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.1      Representations and Warranties of Transferor . (a) To induce Buyer to accept the Transferred Assets, Transferor makes the following representations and warranties to Buyer, as of the Initial Transfer Date and each subsequent Conveyance Date, each and all of which shall survive the execution and delivery of this Agreement.

(i)      Representation and Warranties Relating to Transferor.

(A)       Valid Existence; Power and Authority. Transferor (A) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect and (C) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(B)       UCC Information. The true legal name of Transferor as registered in the jurisdiction of its organization, and the current location of Transferor’s jurisdiction of organization and the address of its chief executive office are set forth in Schedule 4.1(a), as amended from time to time in accordance with Section 4.1, 6.3(c) or 7.6. In addition, Schedule 4.1(a) lists Transferor’s (A) federal employer identification number and (B) organizational identification number as designated by the jurisdiction of its organization, if applicable.

(C)       Authorization of Transaction; No Violation. The execution, delivery and performance by Transferor of this Agreement and the other Related Documents to which Transferor is a party and the creation and perfection of all Liens and ownership interests provided for herein: (A) have been duly authorized by all necessary action on the part of Transferor, and (B) do not violate any provision of any law or regulation of any Governmental Authority, or contractual restrictions binding on Transferor, except where such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

14	A&R Transfer Agreement

(D)       Enforceability. On or prior to the Initial Transfer Date, each of the Related Documents to which Transferor is a party shall have been duly executed and delivered by Transferor and each such Related Document shall then constitute a legal, valid and binding obligation of Transferor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity).

(E)       Accuracy of Certain Information. All written factual information heretofore furnished by Transferor to Buyer with respect to the Transferred Receivables for the purposes of, or in connection with, this Agreement was true and correct in all material respects on the date as of which such information was stated or certified, or as of the date most recently updated; it being understood that no breach of this representation shall occur unless Buyer shall be materially and adversely affected by the failure of any such information to be true and correct;

(F)       Use of Proceeds. No proceeds received by Transferor under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

(G)       Judgment or Tax Lien. Transferor is not aware of any judgment or tax lien filing against Transferor.

(ii)      Representations and Warranties Regarding the Transferred Receivables. With respect to Transferred Receivables and Additional Accounts, Transferor represents and warrants that:

(A)       each Transferred Receivable satisfies the criteria for an Eligible Receivable as of the applicable Conveyance Date;

(B)       this Agreement creates a valid and continuing security interest in the Transferred Receivables in favor of Buyer, which (x) with respect to Transferred Receivables existing as of the Initial Transfer Date and thereafter created in the Initial Accounts and the Related Security and Collections and Recoveries with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto and the proceeds thereof, will be enforceable against Transferor upon execution of this Agreement and with respect to Transferred Receivables in Additional Accounts as of the applicable Addition Date and thereafter created, and the Related Security and Collections and Recoveries with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto and the proceeds thereof, will be enforceable against Transferor as of the applicable Addition Date, in each case as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity) and (y) upon filing of the financing statements described in Section 2.1 and, in the case of Transferred Receivables thereafter created, upon the creation thereof, will be prior to all other Liens (other than Permitted Encumbrances);

15	A&R Transfer Agreement

(C)       immediately prior to the conveyance of the Transferred Receivables pursuant to this Agreement, Transferor owns and has good and marketable title to, or has a valid security interest in, the Transferred Receivables free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Encumbrances);

(D)       all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Transferor in connection with the conveyance by Transferor of the Transferred Receivables to Buyer have been duly obtained, effected or given and are in full force and effect;

(E)       Transferor has caused on or prior to the Initial Transfer Date or will have caused, on or prior to the applicable Addition Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the transfer and security interest granted to Buyer under this Agreement in the Transferred Receivables arising in the Initial Accounts and Additional Accounts, respectively; and

(F)       subject to Permitted Encumbrances, other than the transfer and assignment and the security interest granted to Buyer pursuant to this Agreement, Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Receivables and Transferor has not authorized the filing of and is not aware of any financing statements against Transferor that included a description of collateral covering the Transferred Receivables.

The representations and warranties described in this Section 6.1(a) shall survive the sale or contribution of the Transferred Assets to Buyer, any subsequent assignment, contribution or sale of the Transferred Assets by Buyer, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all Transferred Assets.

(b)         Upon discovery by Transferor or Buyer of a breach of any of the representations and warranties by Transferor set forth in Section 6.1(a), the party discovering such breach shall give prompt written notice to the other. Transferor agrees to cooperate with Buyer in attempting to cure any such breach.

16	A&R Transfer Agreement

(c)       If any representation or warranty of Transferor contained in Section 6.1(a)(ii) is not true and correct in any material respect as of the date specified therein with respect to any Transferred Receivable or any Account and as a result of such breach any Transferred Receivables in the related Account become Charged-Off Receivables or Buyer’s rights in, to or under such Transferred Receivables or the proceeds of such Transferred Receivables are impaired or such proceeds are not available for any reason to Buyer free and clear of any Lien other than Permitted Encumbrances, unless cured within 60 days (or such longer period, not in excess of 150 days, as may be agreed to by Indenture Trustee) after the earlier to occur of the discovery thereof by Transferor or receipt by Transferor or a designee of Transferor of notice thereof given by Buyer or the Indenture Trustee acting at the direction of the Majority Holders of all Series, then such Transferred Receivable shall be designated an “Ineligible Receivable”; provided that such Transferred Receivables will not be deemed to be Ineligible Receivables if, on any day prior to the end of such 60-day or longer period, the relevant representation and warranty shall be true and correct in all material respects as if made on such day.

(d)       On the first Conveyance Date that coincides with or falls after the date on which any Transferred Receivable is designated as an Ineligible Receivable, Transferor shall repurchase such Ineligible Receivable from Buyer by paying Buyer a cash purchase price; provided that no such payment need be made if the Free Equity Amount exceeds the Minimum Free Equity Amount (after giving effect to the exclusion of such Ineligible Receivables from the Aggregate Principal Receivables) on the date such payment would otherwise be due. The purchase price for the Ineligible Receivables in any Account shall equal the Outstanding Balance of the Principal Receivables in such Account, plus the accrued Finance Charge Receivables in such Account as of the end of the Monthly Period prior to the repurchase date.

(e)       Upon the payment, if any, required to be made to Buyer as provided in Section 6.1(d), Buyer shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Transferor or its designee, without recourse, representation or warranty, all the right, title and interest of Buyer in and to the applicable Transferred Receivables, all moneys due or to become due and all amounts received with respect thereto and all proceeds thereof. Buyer shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Transferor to effect the conveyance of such Transferred Receivables pursuant to this Section. The obligation of Transferor to repurchase Ineligible Receivables pursuant to Sections 6.1(d) shall be the sole remedy respecting any event giving rise to such obligation available to Issuer or any assignee of its rights under this Agreement.

Section 6.2      Affirmative Covenants of Transferor. Transferor covenants and agrees that, unless otherwise consented to by Buyer, from and after the Initial Transfer Date and until the date after the Agreement Termination Date when the Outstanding Balance of all Transferred Receivables have been reduced to zero:

17	A&R Transfer Agreement

(a)       Account Allocations. If Transferor is unable for any reason to transfer Transferred Receivables to Buyer in accordance with the provisions of this Agreement (including by reason of the application of the provisions of Section 5.1 or an order by any Governmental Authority that Transferor not transfer any additional Principal Receivables to Buyer) then, in any such event: (i) Transferor agrees to allocate and pay to Buyer, after the date of such inability, all Collections with respect to Principal Receivables, and all amounts which would have constituted Collections with respect to Principal Receivables but for Transferor’s inability to transfer such Transferred Receivables (up to an aggregate amount equal to the amount of Principal Receivables held by Buyer on such date of inability); (ii) Transferor agrees that such amounts shall be deemed Collections of Transferred Receivables; and (iii) for only so long as all Collections and all amounts which would have constituted Collections are allocated and applied in accordance with clauses (i) and (ii), Principal Receivables (and all amounts which would have constituted Principal Receivables, but for Transferor’s inability to transfer Transferred Receivables to Buyer) that are charged off as uncollectible shall continue to be allocated in accordance with the Indenture, and all amounts that would have constituted Principal Receivables, but for Transferor’s inability to transfer Transferred Receivables to Buyer shall be deemed to be Principal Receivables for the purpose of all calculations under the Related Documents. If Transferor is unable pursuant to any Requirement of Law to allocate Collections as described above, Transferor agrees that it shall allocate collections, charge-offs and other incidents of the receivables in the Accounts between Transferred Receivables and other receivables outstanding in the Accounts on a basis reasonably intended to approximate the actual portions allocable to Transferred Receivables and other receivables respectively. The parties hereto agree that Finance Charge Receivables, whenever created, accrued in respect of Principal Receivables that have been conveyed to Buyer, or that would have been conveyed to Buyer but for the above described inability to transfer such Receivables, shall continue to be held by Buyer notwithstanding any cessation of the transfer of additional Principal Receivables to Buyer.

(b)       Notice of Material Event. Transferor shall promptly inform Buyer in writing of the occurrence of any of the following, in each case setting forth the details thereof and what action, if any, Transferor proposes to take with respect thereto:

(i)       any Litigation commenced against Transferor or with respect to or in connection with all or any substantial portion of the Transferred Assets or developments in such Litigation, in each case, that Transferor believes has a reasonable risk of being determined adversely and having a Material Adverse Effect;

(ii)       the commencement of a proceeding against Transferor seeking a decree or order in respect of Transferor (A) under the Federal Deposit Insurance Act or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Transferor or for any substantial part of Transferor’s assets, or (C) ordering the winding-up or liquidation of the affairs of Transferor; or

(iii)       Transferor’s failure to comply with any of its obligations under this Agreement.

(c)       Notice of Liens. Transferor shall notify Buyer promptly after becoming aware of any Lien on any Transferred Asset other than Permitted Encumbrances.

18	A&R Transfer Agreement

(d)       Information for Reports. Transferor shall promptly deliver any material written information, documents, records or reports with respect to the Transferred Receivables that Buyer shall reasonably request.

(e)       Deposit of Collections. Transferor shall transfer to Buyer or Servicer on its behalf, promptly, and in any event no later than two Business Days after receipt thereof, all Collections it may receive in respect of Transferred Assets.

(f)       Credit Card Program Agreement and Policies. Transferor shall enforce Originator’s obligation under the Receivables Sale Agreement to comply with and perform its obligations under the Credit Card Program Agreements and the Contracts relating to the Accounts and the Credit and Collection Policies except insofar as any failure to comply or perform would not materially or adversely affect the rights of Buyer. Transferor may consent to Originator changing the terms and provisions of the Credit Card Program Agreements, the Contracts or the Credit and Collection Policies (including the reduction of the required minimum monthly payment, the calculation of the amount, or the timing, of charge offs and periodic finance charges and other fees assessed thereon), but subject to Section 6.3(b) and only if such change is made applicable to any comparable segment of the credit accounts owned and serviced by Originator which have characteristics the same as, or substantially similar to, the Accounts that are the subject of such change, except as otherwise restricted by an endorsement, sponsorship or other agreement between Originator and an unrelated third party or by the terms of the Credit Card Program Agreements.

(g)       Following receipt of a written request (or written notice of a request received by Transferor) during any Monthly Period from a Noteholder or Verified Note Owner seeking to communicate with other Noteholders or Note Owners regarding exercising their contractual rights under the terms of the Related Documents, Transferor shall notify Issuer of any such request received by Transferor and include in the Securities Exchange Act Form 10-D filing for Buyer related to the Monthly Period in which such request was received, the information required to be filed pursuant to Section 13.06 of the Indenture.

Section 6.3      Negative Covenants of Transferor. Transferor covenants and agrees that, without the prior written consent of Buyer, from and after the Initial Transfer Date and until the date after the Agreement Termination Date when the Outstanding Balances of all Transferred Receivables transferred hereunder prior to such Agreement Termination Date have been reduced to zero:

(a)       Liens. Transferor shall not create, incur, assume or permit to exist any Lien, other than Permitted Encumbrances, on or with respect to the Transferred Assets.

(b)       Periodic Finance Charges and Other Fees. Except as such reduction is otherwise required by any Requirement of Law, or as is deemed by Originator to be necessary in order for it to maintain its credit card business, based upon Originator’s good faith assessment, in its sole discretion, of the nature of the competition in the credit card business, Transferor shall not at any time consent to Originator reducing the periodic finance charges assessed on any Transferred Receivable or other fees on any Account if, as a result of such reduction, Transferor’s reasonable expectation of the portfolio yield for any Series of notes secured, directly or indirectly, by the Transferred Receivables, as of the date of such reduction would be less than the then base rate for that Series, as determined in accordance with the terms of that Series.

19	A&R Transfer Agreement

(c)       UCC Matters. Transferor shall not change its state of organization or incorporation or its name such that any financing statement filed to perfect Buyer’s interests under this Agreement would become seriously misleading, unless Transferor shall have given Buyer not less than 15 days’ prior written notice of such change and shall have delivered to Buyer a revised Schedule 4.1(a), which shall automatically amend and restate Schedule 4.1(a) hereto.

(d)       [Reserved.]

(e)       Sale Characterization. For accounting purposes, Transferor shall not account for the transactions contemplated by this Agreement in any manner other than, with respect to the sale or contribution of each Transferred Receivable, as a true sale and/or absolute assignment of its full right, title and ownership interest in the related Transferred Assets to Buyer. Transferor shall also maintain its records and books of account in a manner which clearly reflects each such sale or contribution of the Transferred Receivables to Buyer.

(f)       Amendment to Receivables Sale Agreement. Transferor shall not amend the Receivables Sale Agreement without the consent of Buyer and the satisfaction of the conditions precedent therein.

Section 6.4       No-Petition Covenants.

(a)       Buyer covenants and agrees that, from and after the date hereof and until the date one year plus one day following the date on which all amounts due with respect to securities that were issued by any entity holding Transferred Assets have been paid in full in cash, Buyer shall not, directly or indirectly, institute or cause to be instituted against Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Buyer’s right to pursue any other creditor rights or remedies that Buyer may have under any applicable law. Without prejudice to the survival of any other agreement of Buyer hereunder, the agreements and obligations of Buyer under this Section 6.4(a) shall survive the termination of this Agreement.

(b)       Transferor covenants and agrees that, from and after the date hereof and until the date one year plus one day following the date on which all amounts due with respect to securities that were issued by any entity holding Transferred Assets have been paid in full in cash, Transferor shall not, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Transferor’s right to pursue any other creditor rights or remedies that Transferor may have under any applicable law. Without prejudice to the survival of any other agreement of Transferor hereunder, the agreements and obligations of Transferor under this Section 6.4(b) shall survive the termination of this Agreement.

20	A&R Transfer Agreement

Section 6.5       Compliance with the FDIC Rule.

(a)       Each of Transferor and Buyer acknowledges and agrees that the purpose of this Section 6.5 is to comply with the provisions of the FDIC Rule and FDIC Rule Interpretations.

(b)       Schedule 6.5 is expressly incorporated in this Agreement. Each of Transferor and Buyer agree to perform their respective obligations set forth in Schedule 6.5.

(c)       In the event that Synchrony Bank becomes the subject of an insolvency proceeding and the FDIC as receiver or conservator provides a written notice of repudiation as contemplated by paragraph (d)(4)(ii) of the FDIC Rule to Transferor or Buyer, the party receiving such notice shall promptly deliver such notice to the other party, with a copy to Indenture Trustee.

Section 6.6       Dispute Resolution.

(a)       If a request to Transferor to repurchase a Receivable pursuant to Section 6.1 of this Agreement is not resolved by the end of the 180-day period beginning on the date on which Transferor receives notice of such request, then the Requesting Party will have the right to refer the matter, at its discretion, to either mediation or arbitration pursuant to this Section 6.6; provided, however, that any such referral shall be made (i) within the applicable statute of limitations period and (ii) within 90 days of the delivery of the monthly noteholder statement following the end of such 180-day period.

(b)       The Requesting Party shall provide notice in accordance with Section 7.1 of its intention to refer the matter to mediation or arbitration, as applicable, to Transferor, with a copy to Issuer. Transferor agrees to participate in the resolution method selected by the Requesting Party. Transferor shall provide notice to Synchrony Bank, Issuer, the Trustee and Indenture Trustee that it has received a request to mediate or arbitrate a repurchase request.

(c)       If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:

(i)       the mediation will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s mediation procedures in effect at such time;

(ii)       the fees and expenses of the mediation will be allocated as mutually agreed by the parties as part of the mediation;

21	A&R Transfer Agreement

(iii)       the mediator will be impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the repurchase dispute and will be appointed from a list of neutrals maintained by the American Arbitration Association (the “AAA”); and

(iv)       if the parties fail to agree at the completion of the mediation, the Requesting Party may refer the repurchase request to arbitration under this Section 6.6 or may, in accordance with the terms of this Agreement and the Indenture, pursue other remedies including legal proceedings.

(d)       If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)       The arbitration will be administered by a nationally recognized arbitration and mediation association, and conducted pursuant to such association’s arbitration procedures in effect at such time;

(ii)       The arbitrator will be impartial, knowledgeable about and experienced with the laws of the State of New York that are relevant to the dispute hereunder and will be appointed from a list of neutrals maintained by the AAA;

(iii)       The arbitrator will make its final determination no later than 90 days after appointment or as soon as practicable thereafter. The arbitrator will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by it, and Transferor shall not be required to pay more than the repurchase price required to be paid by Transferor in accordance with Section 6.1. In its final determination, the arbitrator will determine and award the costs of arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator will be in writing and counterpart copies will be promptly delivered to the parties. The determination will be final and non-appealable absent manifest error, except for actions to confirm or vacate the determination that are permitted under applicable federal or state law, and may be enforced in any court of competent jurisdiction;

(iv)       By selecting binding arbitration, the Requesting Party is waiving the right to sue in court, including the right to a trial by jury; and

(v)       No Person may bring a putative or certified class action to arbitration.

22	A&R Transfer Agreement

(e)       Transferor will not be required to produce personally identifiable information about any Obligor for purposes of any mediation or arbitration. The details and/or existence of any unfulfilled repurchase request, any meetings or discussions regarding any unfulfilled repurchase request, mediations or arbitration proceedings conducted under this Section 6.6, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to resolve an unfulfilled repurchase request, any information exchanged in connection with any mediation, and any discovery taken in connection with any arbitration (collectively, “Confidential Information”), shall be and remain confidential and inadmissible (except as required in accordance with applicable law) for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 6.6) other than as required to be disclosed in accordance with applicable law, regulatory requirements, or court order or to the extent that Transferor, in its sole discretion, elects to disclose such information. Such information will be kept strictly confidential and will not be disclosed to any third party; provided that a party may disclose such information to its own attorneys, experts, accountants and other agents and representatives (collectively “Representatives”), as reasonably required in connection with any resolution procedure under this Section 6.6, if the disclosing party (a) directs such Representatives to keep the information confidential, (b) is responsible for any disclosure by its Representatives of such information and (c) takes at its sole expense all reasonable measures to restrain such Representatives from disclosing such information. If any party receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for Confidential Information, the recipient will promptly notify the other party and will provide the other party with the opportunity to object to the production of its Confidential Information or seek other appropriate protective remedies, consistent with the applicable requirements of law and regulation. If, in the absence of a protective order, such party or any of its representatives are compelled as a matter of law, regulation, legal process or by regulatory authority to disclose any portion of the Confidential Information, such party may disclose to the party compelling disclosure only the part of such Confidential Information that is required to be disclosed.

ARTICLE VII

MISCELLANEOUS

Section 7.1       Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by facsimile, email or other similar electronic transmission (with such transmission promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 7.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

23	A&R Transfer Agreement

If to Transferor:

Synchrony Card Funding, LLC
777 Long Ridge Road
Stamford, CT 06902
Attention:  Eric Duenwald – President

Telephone: (203) 585-2906
Facsimile: (844) 265-2601

Email: Eric.Duenwald@syf.com

with a copy to:

Synchrony Bank
777 Long Ridge Road
Stamford, CT 06902
Attention:  Eric Duenwald – Treasurer
Telephone: (203) 585-2906
Facsimile: (844) 265-2601

Email: Eric.Duenwald@syf.com

If to Buyer:

Synchrony Card Issuance Trust
c/o Citibank, N.A., as Trustee
388 Greenwich Street
New York, New York 10013
Attn: Synchrony Card Issuance Trust

Telephone: 201-763-0613
Facsimile: 201-254-3899

24	A&R Transfer Agreement

with a copy to:

Synchrony Bank
777 Long Ridge Road
Stamford, CT 06902
Attention: Eric Duenwald – Treasurer

Telephone: (203) 585-2906
Facsimile: (844) 265-2601

Email: Eric.Duenwald@syf.com

Section 7.2       No Waiver; Remedies. (a) Either party’s failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder or thereunder, shall be deemed to have been suspended or waived by the other party unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

(b)       Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 7.3      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Transferor and Buyer and their respective successors and permitted assigns, except as otherwise provided herein. Except as provided below and in Sections 2.9 or 4.1 of this Agreement, neither Buyer nor Transferor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder, without obtaining the prior express written consent of the other party. Any such purported assignment, transfer, hypothecation or other conveyance by Transferor without the prior express written consent of Buyer shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Transferor and Buyer with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 7.4      Termination. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (a) the termination of Buyer as provided in the Trust Agreement and (b) the date selected by Transferor upon prior notice thereof to Buyer (such date the “Agreement Termination Date”).

25	A&R Transfer Agreement

Section 7.5      Survival. Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Transferor under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Transferor or the rights of Transferor relating to any unpaid portion of any and all obligations of Transferor to Buyer, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Agreement Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Transferor, and all rights of Transferor hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the date after the Agreement Termination Date when the Outstanding Balances of all Transferred Receivables transferred hereunder prior to such Agreement Termination Date have been reduced to zero; provided, that the rights and remedies pursuant to the provisions of Sections 2.5, 6.4, 7.3, 7.11 and 7.13 shall be continuing and shall survive any termination of this Agreement.

Section 7.6    Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof. Without the consent of the Holders of any Notes or any other Person but with prior notice to each Rating Agency, at any time and from time to time, upon either (a) delivery by Issuer or Transferor to Indenture Trustee of an Officer’s Certificate to the effect that Issuer or Transferor, as applicable, reasonably believes that such amendment, modification, termination or waiver will not have an Adverse Effect or (b) satisfaction of the Rating Agency Condition with respect to each affected Class or Tranche of Notes for which an Officer’s Certificate described in the preceding clause (a) has not been delivered, Issuer and Transferor may modify, alter or amend this Agreement. Notwithstanding any other provision of this Section 7.6, Schedule 6.1(a) shall be automatically amended upon delivery by Transferor to Buyer of an updated Schedule 6.1(a).

Section 7.7    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

26	A&R Transfer Agreement

(b)       EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE Buyer FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF TRANSFEROR ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF Buyer. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 7.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)       BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING IN THIS SECTION 7.7 SHALL LIMIT THE RIGHTS OF ANY REQUESTING PARTY PURSUANT TO SECTION 6.6.

27	A&R Transfer Agreement

Section 7.8      Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 7.9       Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.10      Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 7.11     No Setoff. Transferor’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right Transferor might have against Buyer, all of which rights are hereby expressly waived by Transferor.

Section 7.12   Confidentiality. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE OBLIGATIONS OF CONFIDENTIALITY CONTAINED HEREIN, SHALL NOT APPLY TO THE FEDERAL TAX STRUCTURE OR FEDERAL TAX TREATMENT OF THIS TRANSACTION, AND EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE, OR AGENT OF ANY PARTY) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE FEDERAL TAX STRUCTURE AND FEDERAL TAX TREATMENT OF THIS TRANSACTION. THE PRECEDING SENTENCE IS INTENDED TO CAUSE THIS TRANSACTION TO BE TREATED AS NOT HAVING BEEN OFFERED UNDER CONDITIONS OF CONFIDENTIALITY FOR PURPOSES OF SECTION 1.6011-4(B)(3) (OR ANY SUCCESSOR PROVISION) OF THE TREASURY REGULATIONS PROMULGATED UNDER SECTION 6011 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND SHALL BE CONSTRUED IN A MANNER CONSISTENT WITH SUCH PURPOSE. IN ADDITION, EACH PARTY ACKNOWLEDGES THAT IT HAS NO PROPRIETARY OR EXCLUSIVE RIGHTS TO THE FEDERAL TAX STRUCTURE OF THIS TRANSACTION OR ANY FEDERAL TAX MATTER OR FEDERAL TAX IDEA RELATED TO THIS TRANSACTION.

28	A&R Transfer Agreement

Section 7.13    Further Assurances. (a) Transferor shall, at its sole cost and expense, upon request of Buyer, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that Buyer may request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing and filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder. Transferor hereby authorizes Buyer to file any such financing or continuation statements without the signature of Transferor to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Transferred Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon Transferor’s receipt thereof and promptly delivered to or at the direction of Buyer.

(b)       If Transferor fails to perform any agreement or obligation under this Section 7.13, Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer incurred in connection therewith shall be payable by Transferor upon demand of Buyer.

Section 7.14    Relationship of Parties. Transferor and Buyer agree that in performing their obligations pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Transferor and Buyer.

Section 7.15   No Indirect or Consequential Damages. NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

Section 7.16    Limitation of Liability of the Trustee. It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by Citibank, N.A., not individually or personally, but solely as Trustee of Buyer, (b) each of the representations, undertakings and agreements herein made on the part of Buyer is made and intended not as a personal representation, undertaking and agreement by Citibank, N.A. but is made and intended for the purpose of binding only Buyer, (c) nothing herein contained shall be construed as creating any liability on Citibank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) Citibank, N.A. has made no investigation as to the accuracy or completeness of any representations and warranties made by Buyer or any other party to this Agreement and (e) under no circumstances shall Citibank, N.A. be personally liable for the payment of any indebtedness or expenses of Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Buyer under this document or any other related documents.

Section 7.17    Effectiveness. This Agreement amends and restates the Original Transfer Agreement as of the Amendment and Restatement Effective Date and the terms and provisions of the Original Transfer Agreement are restated hereby in their entirety as of the Amendment and Restatement Effective Date. From and after the Amendment and Restatement Effective Date, each reference to the Original Transfer Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. For the avoidance of doubt, all obligations and liabilities of the Transferor and the Buyer under or in connection with the Original Transfer Agreement shall remain outstanding hereunder and shall be enforceable against the Transferor or the Buyer, as applicable, under this Agreement. This Agreement does not constitute a novation of the Original Transfer Agreement (or a novation of any of the obligations thereunder).

[Remainder of page intentionally left blank]

29	A&R Transfer Agreement

IN WITNESS WHEREOF, Transferor and Buyer have caused this Amended and Restated Transfer Agreement to be duly executed by their respective officers as of the day and year first above written.

SYNCHRONY CARD FUNDING, LLC, as Transferor

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Manager and Vice President

SYNCHRONY CARD ISSUANCE TRUST, Buyer

By:	Citibank, N.A., not in its individual capacity but solely as Trustee on behalf of Buyer

By:	/s/ Kristen Driscoll
Name:	Kristen Driscoll
Title:	Senior Trust Officer

S-1	A&R Transfer Agreement

SCHEDULE 1

LIST OF ACCOUNTS

[Delivered separately.]

Sched. 1

SCHEDULE 6.1(a)

TRANSFEROR’S UCC INFORMATION

Legal Name

Synchrony Card Funding, LLC

Jurisdiction of Organization

Delaware

Address of Chief Executive Office

170 West Election Road, Suite 125

Draper, UT 84020

Federal Employer Identification Number

82-3295851

Organizational Identification Number

6601225

Sched. 6.1(a)

SCHEDULE 6.5

REQUIREMENTS OF FDIC RULE

As required by the FDIC Rule:

(a)       As used in this Schedule, references to (i) “sponsor” shall mean Synchrony Bank, (ii) “issuing entity” shall mean, collectively, Transferor, Issuer and each other transferee of the Transferred Assets that is an “issuing entity” as defined in the FDIC Rule, (iii) “servicer” shall mean Servicer and each other “servicer” of the financial assets within the meaning of the FDIC Rule, (iv) “obligations” or “securitization obligations” shall mean the notes issued by Issuer pursuant to the Indenture, and (v) “financial assets” and “securitized financial assets” shall mean the Transferred Assets.

(b)       The issuing entity shall make available to investors, information describing the financial assets, obligations, capital structure, compensation of relevant parties, and relevant historical performance data set forth below:

(i)       On or prior to issuance of obligations and at the time of delivery of any periodic distribution report and, in any event, at least once per calendar quarter, while obligations are outstanding, information about the obligations and the securitized financial assets shall be disclosed to all potential investors at the financial asset or pool level, as appropriate for the financial assets, and security-level to enable evaluation and analysis of the credit risk and performance of the obligations and financial assets. Such information and its disclosure, at a minimum, shall comply with the requirements of Regulation AB or any successor disclosure requirements for public issuances, even if the obligations are issued in a private placement or are not otherwise required to be registered; provided that information that is unknown or not available to the sponsor or the issuing entity after reasonable investigation may be omitted if the issuing entity includes a statement in the offering documents disclosing that the specific information is otherwise unavailable;

(ii)       On or prior to issuance of obligations, the structure of the securitization and the credit and payment performance of the obligations shall be disclosed, including the capital or tranche structure, the priority of payments and specific subordination features; representations and warranties made with respect to the financial assets, the remedies for and the time permitted for cure of any breach of representations and warranties, including the repurchase of financial assets, if applicable; liquidity facilities and any credit enhancements permitted by the FDIC Rule, any waterfall triggers or priority of payment reversal features; and policies governing delinquencies, servicer advances, loss mitigation, and write-offs of financial assets;

Sched. 6.5-1

(iii)       While obligations are outstanding, the issuing entity shall provide to investors information with respect to the credit performance of the obligations and the financial assets, including periodic and cumulative financial asset performance data, delinquency and modification data for the financial assets, substitutions and removal of financial assets, servicer advances, as well as losses that were allocated to such tranche and remaining balance of financial assets supporting such tranche, if applicable, and the percentage of each tranche in relation to the securitization as a whole; and

(iv)       The nature and amount of compensation paid to the originator, sponsor, rating agency or third-party advisor, any mortgage or other broker, and the servicer(s), and the extent to which any risk of loss on the underlying assets is retained by any of them for such securitization shall be disclosed. Issuer shall provide to investors while any obligations are outstanding any changes to such information and the amount and nature of payments of any deferred compensation or similar arrangements to any of the parties.

Sched. 6.5-2

EXHIBIT A

FORM OF ASSIGNMENT OF TRANSFERRED RECEIVABLES
IN ADDITIONAL ACCOUNTS

(As required by Section 2.6 of the Amended and Restated Transfer Agreement)

ASSIGNMENT No.         OF TRANSFERRED RECEIVABLES IN ADDITIONAL ACCOUNTS (this “Assignment”) dated as of                     , 20[__], by and among SYNCHRONY CARD FUNDING, LLC, a limited liability company organized under the laws of the State of Delaware, as Transferor (“Transferor”) and SYNCHRONY CARD ISSUANCE TRUST (“Buyer”), pursuant to the Amended and Restated Transfer Agreement referred to below.

WITNESSETH:

WHEREAS, Transferor and Buyer are parties to the Amended and Restated Transfer Agreement, dated as of May 1, 2018 (as it may be amended and supplemented from time to time the “Agreement”); and

WHEREAS, pursuant to the Agreement, Transferor wishes to designate Additional Accounts to be included as Accounts and to convey the Transferred Receivables in such Additional Accounts that have been designated “Additional Accounts” pursuant to the Agreement, whether now existing or hereafter created, to Buyer (as each such term is defined in the Agreement); and

WHEREAS, Buyer is willing to accept such designation and conveyance subject to the terms and conditions hereof;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.       Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Addition Cut-Off Date” means, with respect to Additional Accounts designated hereby, [______], 20[       ].

“Addition Date” means, with respect to the Additional Accounts designated hereby, the [close] [opening] of business on [                    ], 20[      ].

“Addition Representation Date” means, with respect to Additional Accounts designated hereby, [______], 20[      ].1

1 [Date will be not more than 7 Business Days prior to the Addition Cut-Off Date.]

Exhibit A-1

2.           Designation of Additional Accounts. The Accounts listed on Schedule 1 to this Assignment have been designated “Additional Accounts” pursuant to the Agreement. Schedule 1 to this Assignment, as of the Addition Date, shall supplement Schedule 1 to the Agreement as required by Section 2.1(c) of the Agreement.

3.           Conveyance of Transferred Receivables. (a) Effective as of the [close][opening] of business on the Addition Date, Transferor does hereby transfer, assign, set over and otherwise convey, without recourse except as set forth in this Assignment, to Buyer, all of its right, title and interest in, to and under the Receivables in such Additional Accounts existing on the Addition Cut-Off Date and thereafter created from time to time in such Additional Accounts until the Agreement Termination Date, the Related Security and Collections with respect thereto and related Recoveries, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto and all proceeds of the foregoing. The foregoing does not constitute and is not intended to result in the creation or assumption by Buyer of any obligation of any Originator, Seller, Transferor or any other Person in connection with the Accounts or the Transferred Receivables or under any agreement or instrument relating thereto, including any obligation to Obligors, merchant banks, Program Partners, clearance systems or insurers.

(b)       Transferor agrees to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Transferred Receivables in Additional Accounts existing on the Addition Cut-Off Date and thereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the sale and assignment of its interest in such Receivables to Buyer, and to deliver a file-stamped copy of each such financing statement or other evidence of such filing to Buyer within ten (10) days of the Addition Date. Buyer shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such sale and assignment.

(c)       In connection with such assignment, Transferor further agrees, at its own expense, on or prior to the date of this Assignment, to indicate and cause Servicer to indicate in the appropriate electronic records that Receivables created in connection with the Additional Accounts and designated hereby have been conveyed to Buyer pursuant to the Agreement and this Assignment.

(d)       Transferor does hereby grant to Buyer a security interest in all of its right, title and interest, whether now owned or hereafter acquired, in and to the Receivables in the Additional Accounts existing on the Addition Cut-Off Date and thereafter created, the Related Security and Collections with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and all Insurance Proceeds relating thereto and all proceeds of the foregoing. This Assignment constitutes a security agreement under the UCC.

4.           Acceptance by Buyer. Buyer hereby acknowledges its acceptance of all right, title and interest to the property, existing on the Addition Cut-Off Date and thereafter created, conveyed to Buyer pursuant to Section 3(a) of this Assignment. Buyer further acknowledges that, prior to or simultaneously with the execution and delivery of this Assignment, Transferor delivered to it the Account Schedule described in Section 2 of this Assignment.

Exhibit A-2

5.           Representations and Warranties of Transferor. Transferor hereby represents and warrants to Buyer as of the Addition Date:

(a)       This Assignment constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(b)       each Transferred Receivable satisfies the criteria for an Eligible Receivable as of the Addition Representation Date;

(c)       each Additional Account is, as of the Addition Representation Date, an Eligible Account,

(d)       the Agreement and this Assignment creates a valid and continuing security interest in the Receivables in the Additional Accounts and the Related Security and in Collections and Recoveries with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto and the proceeds thereof in favor of Buyer, which security interest (x) is enforceable against Transferor, as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity) and (y) upon filing of the financing statements described herein and, in the case of Transferred Receivables thereafter created, upon the creation thereof, will be prior to all other Liens (other than Permitted Encumbrances);

(e)       immediately prior to the conveyance of the Receivables pursuant to this Assignment, Transferor owns and has good and marketable title to, or has a valid security interest in, the Receivables free and clear of any Lien, claim or encumbrance of any Person (other than Permitted Encumbrances); and

(f)       subject to Permitted Encumbrances, other than the transfer and assignment and the security interest granted to Buyer pursuant to this Assignment, Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Receivables. Transferor has not authorized the filing of and is not aware of any financing statements against Transferor that included a description of collateral covering the Transferred Receivables.

6.           Amendment of the Agreement. The Agreement is hereby amended to provide that all references therein, to “this Agreement” and “herein” shall be deemed from and after the Addition Date to be a dual reference to the Agreement as supplemented by this Assignment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with its terms.

Exhibit A-3

7.           Counterparts. This Assignment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

8.           GOVERNING LAW. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

9.           Limitation of Liability of the Administrator. Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Synchrony Bank, not in its individual capacity but solely in its capacity as Administrator of Buyer, and in no event shall Synchrony Bank, in its individual capacity, or any beneficial owner of Buyer have any liability for the representations, warranties, covenants, agreements or other obligations of Buyer hereunder, as to all of which recourse shall be had solely to the assets of Buyer. For all purposes of this Assignment, in the performance of any duties or obligations of Buyer hereunder, the Administrator shall be subject to, and entitled to the benefits of, the terms and provisions of Section 1 of the Administration Agreement.

Exhibit A-4

IN WITNESS WHEREOF, the undersigned have caused this Assignment of Transferred Receivables in Additional Accounts to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

SYNCHRONY CARD FUNDING, LLC, Transferor

By:
Name:
Title:

SYNCHRONY CARD ISSUANCE TRUST, Buyer

By:	SYNCHRONY BANK,
not in its individual capacity but solely as Administrator on behalf of Buyer

By:
Name:
Title:

Exhibit A-5

Schedule 1
to Assignment of Transferred Receivables
in Additional Accounts

ADDITIONAL ACCOUNTS

Exhibit A-6

EXHIBIT B

FORM OF REASSIGNMENT OF RECEIVABLES
IN REMOVED ACCOUNTS

(As required by Section 2.7 of the Amended and Restated Transfer Agreement)

REASSIGNMENT No. _______ OF RECEIVABLES IN REMOVED ACCOUNTS dated as of _________, 20[__] (this “Reassignment”), by and among SYNCHRONY CARD FUNDING, LLC, a limited liability company organized under the laws of the State of Delaware, as Transferor (the “Transferor”), and SYNCHRONY CARD ISSUANCE TRUST (the “Buyer”), pursuant to the Amended and Restated Transfer Agreement referred to below.

WITNESSETH:

WHEREAS Transferor and Buyer are parties to the Amended and Restated Transfer Agreement, dated as of May 1, 2018 (as it may be amended and supplemented from time to time the “Agreement”);

WHEREAS pursuant to the Agreement, Transferor wishes to remove from Buyer all Transferred Receivables owned by Buyer in certain designated Accounts and to cause Buyer to reconvey the Transferred Receivables of such Removed Accounts, whether now existing or hereafter created, from Buyer to Transferor; and

WHEREAS Buyer is willing to accept such designation and to reconvey the Transferred Receivables in the Removed Accounts subject to the terms and conditions hereof;

NOW, THEREFORE, Transferor and Buyer hereby agree as follows:

1.       Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Removal Date” means, with respect to the Removed Accounts designated hereby, ___________, ____.

“Removal Cut-Off Date” means, with respect to the Removed Accounts ______________, ____.

2.       Designation of Removed Accounts. Schedule 1 to this Reassignment, as of the Removal Date, shall supplement Schedule 1 to the Agreement as required by Section 2.1(c) of the Agreement.

Exhibit B-1

3.        Conveyance of Transferred Receivables. (a) Buyer does hereby transfer, assign, set over and otherwise convey to Transferor, without representation, warranty or recourse, on and after the Removal Cut-Off Date, all right, title and interest of Buyer in, to and under the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts designated hereby, the Related Security and Collections with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and all Insurance Proceeds related thereto and all proceeds of the foregoing.

(b)       In connection with such transfer, Buyer agrees to execute and deliver to Transferor on or prior to the date this Reassignment is delivered, applicable termination statements prepared by Transferor with respect to the Transferred Receivables existing at the close of business on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by Buyer of its interest in the Transferred Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.

4.        Representations and Warranties of Transferor. Transferor hereby represents and warrants to Buyer as of the Removal Date:

(a)       Legal Valid and Binding Obligation. This Reassignment Agreement constitutes a legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(b)       Early Amortization Event. Transferor reasonably believes that (i) the removal of the Transferred Receivables existing in the Removed Accounts will not, based on the facts known to Transferor, then or thereafter cause an Early Amortization Event to occur with respect to any Series and (ii) no selection procedure believed by Transferor to be materially adverse to the interests of Buyer or any of its creditors has been used in removing Removed Accounts from among any pool of Accounts of a similar type (it being understood that Transferor will not be deemed to have used such an adverse selection procedure in connection with any Involuntary Removal) as of the Removal Date;

(c)       List of Removed Accounts. The list of Removed Accounts attached hereto, is an accurate and complete listing in all material respects of all the Accounts as of the Removal Cut-Off Date; and

(d)       No Asset Deficiency. In the case of any removal other than an Involuntary Removal, no Asset Deficiency exists as of the Removal Cut-Off Date, after giving effect to the removal of the Transferred Receivables existing in the Removed Accounts.

Exhibit B-2

5.       Amendment of the Agreement. The Agreement is hereby amended to provide that all references therein to “this Agreement” and “herein” shall be deemed from and after the Removal Date to be a dual reference to the Agreement as supplemented by this Reassignment. Except as expressly amended hereby, all of the representations, warranties, terms and covenants and conditions of the Agreement shall remain unamended and shall continue to be and shall remain in full force and effect in accordance with its terms.

6.       Counterparts. This Reassignment may be executed in two or more counterparts, and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

7.       GOVERNING LAW. THIS REASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Exhibit B-3

IN WITNESS WHEREOF, the undersigned have caused this Reassignment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

SYNCHRONY CARD FUNDING, LLC, Transferor

By:
Name:
Title:

SYNCHRONY CARD ISSUANCE TRUST, Buyer

By:	SYNCHRONY BANK,
not in its individual capacity but solely as Administrator on behalf of Buyer

By:
Name:
Title:

Exhibit B-4

Schedule 1
to Reassignment Agreement

REMOVED ACCOUNTS

Exhibit B-5